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                                                                     Exhibit 5.1

                            Baker & Hostetler LLP
                        1050 Connecticut Avenue, N.W.
                                  Suite 1100
                            Washington, D.C. 20036

                              December 10, 1999

Medical Advisory Systems, Inc.
8050 Southern Maryland Boulevard
Owings, Maryland  20736

Gentlemen:

         We have acted as counsel to Medical Advisory Systems, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act") relating to the registration of 650,000 shares of Common Stock, par value $0.005 per share (the "Common Shares"), of the Company for issuance under the Medical Advisory Systems, Inc. Amended and Restated Employee and Director Stock Option Plan (the "Plan").

         In connection with the foregoing, we have examined: (a) the Certificate of Incorporation of the Company, as amended, (b) the Bylaws of the Company, as amended, (c) the Plan, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

         Based on such examination, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and

                  2. The Common Shares available for issuance under the Plan, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

                  We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

                                Very truly yours,

                            /s/ Baker & Hostetler LLP